Filed Pursuant to Rule 424(b)(7)
Registration No. 333-141584
PROSPECTUS SUPPLEMENT NO. 5
(TO PROSPECTUS DATED MARCH 26, 2007, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED APRIL 18, 2007, PROSPECTUS SUPPLEMENT NO. 2 DATED JULY 13, 2007, PROSPECTUS SUPPLEMENT NO. 3 DATED AUGUST 15, 2007 AND PROSPECTUS SUPPLEMENT NO. 4 DATED SEPTEMBER 7, 2007)
$143,750,000
Orbital Sciences Corporation
2.4375% Convertible Senior Subordinated Notes due 2027
and Common Shares Issuable Upon Conversion Thereof

     This prospectus supplement supplements information contained in the prospectus dated March 26, 2007, included within the registration statement filed with the Securities and Exchange Commission on March 26, 2007, as supplemented by Prospectus Supplement No. 1 dated April 18, 2007, Prospectus Supplement No. 2 dated July 13, 2007, Prospectus Supplement No. 3 dated August 15, 2007, and Prospectus Supplement No. 4 dated September 7, 2007, which we collectively refer to as the “prospectus,” covering resales by selling securityholders of our 2.4375% Convertible Senior Subordinated Notes due 2027 and our common shares issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus. The terms of the notes and the common shares issuable upon conversion of the notes are set forth in the prospectus.

     Investing in the notes and the common shares issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus, as well as the risk factors relating to our business that are incorporated by reference in the prospectus from our Annual Report on Form 10-K for the year ended December 31, 2006.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 20, 2007

SELLING SECURITYHOLDERS
     The selling securityholders set forth below, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common shares into which the notes are convertible in certain circumstances, pursuant to this prospectus supplement and the prospectus. Based upon information provided by the selling securityholders, none of the selling securityholders set forth below have had a position, office or any other material relationship with us, or any of our predecessors or affiliates, within the past three years.
     The information in the table below relating to the selling securityholders named below should be considered in addition to the information appearing in the table in the prospectus under the heading “Selling Securityholders” with respect to such selling securityholders only and is based on information provided to us by the selling securityholders as of November 19, 2007. The number of common shares issuable upon conversion of the notes shown in the table below represents the maximum number of common shares issuable upon conversion of the notes assuming conversion of the full amount of notes held by each holder at the initial conversion rate of 40.8513 common shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or common shares issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the common shares issuable upon conversion of the notes offered pursuant to this prospectus supplement and the prospectus. In addition, the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Information about the selling securityholders may change over time. Any changed information given to us by selling securityholders will be set forth in prospectus supplements if and when necessary or, if appropriate, in a post-effective amendment to the registration statement of which the prospectus is a part. Because the selling securityholders may offer all or some portion of their notes or the underlying common shares from time to time, we cannot estimate the amount of notes or underlying common shares that will be held by the selling securityholders upon the termination of any particular offering.
     To our knowledge, except as described below, the selling securityholders have sole voting and investment power with respect to all of the securities shown as beneficially owned by them.

Percentage of
			Number of	Other Shares of	Shares of
	Aggregate		Shares of	our Common	Common
	Principal		Common Stock	Stock Beneficially	Stock
	Amount of		Issuable upon	Owned Before the	Beneficially
	Notes	Percentage	Conversion of	Offering and	Owned
	Beneficially	of Notes	the Notes That	Assumed to be	Following the
	Owned That	Outstanding	May be Sold	Owned Following	Offering
Name†	May be Sold	(1)	(2)(3)	the Offering	(1)
Banc of America Securities LLC †	$4,481,000	3.117%	183,054	—	—
ClearBridge Asset Management, Inc. †	$3,925,000 (4)	2.730%	160,341	3,105,264	—

†	The selling securityholders identified with a crosshatch has indicated that it is, or is an affiliate of, registered broker-dealers. Each such selling securityholder has represented that it acquired its securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which the prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes or common stock.

(2)	The number of common shares shown in the table above assumes conversion of the full amount of notes, and represents the maximum number of common shares issuable upon conversion of all of the holder’s notes at the initial conversion rate of 40.8513 common shares per $1,000 principal amount of the notes. Because securityholders will, upon conversion, receive cash and not common shares up to the full principal amount of the notes, the numbers of common shares shown in the table above are indicative of value only and not actual common shares issuable. Moreover, this conversion rate is subject to adjustment as described in the prospectus under the heading “Description of Notes — Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of a fractional common share upon conversion of the notes.

(3)	Each share is accompanied by a preferred share purchase right pursuant to a rights agreement between Orbital Sciences Corporation and BankBoston N.A., as rights agent.

(4)	This amount does not include $475,000 principal amount of notes held by this selling securityholder which have previously been registered.